EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $3.1 Million for Second Quarter of 2012

MOLINE, Ill., July 23, 2012 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $3.1 million for the quarter ended June 30, 2012, or diluted earnings per common share of $0.44 after preferred stock dividends of $936 thousand. By comparison, for the quarter ended March 31, 2012, the Company reported net income of $3.2 million, or diluted earnings per common share of $0.48 after preferred stock dividends of $939 thousand. For the second quarter of 2011, the Company reported net income of $2.7 million, or diluted earnings per common share of $0.34 after preferred stock dividends of $1.0 million. For the first half of 2012, the Company reported net income of $6.3 million, or diluted earnings per common share of $0.91 after preferred stock dividends of $1.9 million. This is an increase of $1.5 million, or 31%, over the same period of 2011.

"We are pleased with our strong earnings for the second quarter," stated Douglas M. Hultquist, President and Chief Executive Officer. "While we fell just short of first quarter and another record quarter, our overall earnings trend is favorable. Additionally, we believe our performance has been well received by the market as our stock price and market capitalization continued to climb with both increasing more than 7% this quarter. During the first six months of 2012, our stock price and market capitalization are up 44% and 47%, respectively."

Net Interest Income Grew 4% Compared to Second Quarter of 2011

The Company's net interest income for the current quarter totaled $14.5 million, which is a 2% increase over the prior quarter, and an increase of 4% over the second quarter of 2011. Net interest margin was 3.16% for the quarter ended June 30, 2012, which is up from 3.09% for the prior quarter. For the first half of 2012, the Company's net interest income totaled $28.7 million, which is an increase of 10% over the same period of 2011.

Mr. Hultquist added, "Our talented teams of bankers have worked hard to continue the upward trend in net interest income. Part of this growth has been the result of continued diversification of our securities portfolio. As loan and lease growth continues to be modest, we've increased our portfolio of agency-sponsored mortgage-backed securities and municipal securities. Of the latter, the large majority are located in or near our existing markets with strong underwriting conducted before investment. We have extended duration, but only modestly considering the increased yield. On the funding side, our mix of deposits and borrowings was relatively flat from the prior quarter, but we were able to further drive down the cost of funds by 4 basis points. It remains our intention to reduce our reliance on wholesale funding, which tends to be higher cost, and replace it with lower cost core deposits. Over the past several years, we've had significant success with this shift in mix."

Nonperforming Assets Decline 6% from Prior Quarter

Nonperforming assets at June 30, 2012 were $36.5 million, down $2.4 million, or 6%, from the prior quarter, and down $1.4 million, or 4%, from June 30, 2011. Similarly, the ratio of nonperforming assets-to-total assets was 1.78% at June 30, 2012, which was down from 1.95% at March 31, 2012, and down from 2.02% at June 30, 2011. Generally, the large majority of the Company's nonperforming assets consist of nonaccrual loans/leases, accruing troubled debt restructurings ("TDRs"), and other real estate owned. Most of the decline from the prior quarter was the result of charge-offs ($1.7 million) and write-downs of other real estate owned ($389 thousand), while the rest of the decline was due to improved performance on several smaller loans.

Provision for loan/lease losses totaled $1.0 million for the second quarter of 2012, an increase of $268 thousand over the prior quarter, and a decrease of $624 thousand from the second quarter of 2011. With net charge-offs totaling $1.3 million more than offsetting the provision for loan/lease losses of $1.0 million, the Company's allowance for loan/lease losses to total loans/leases declined slightly to 1.54% at June 30, 2012, from 1.57% at March 31, 2012. The Company's allowance for loan/lease losses to total nonperforming loans/leases increased from 62% at March 31, 2012 to 69% at June 30, 2012.

"We are pleased with the declining trend in our nonperforming assets," stated Mr. Hultquist. "Additionally, we continue to see declining trends in our criticized loan portfolio as our criticized loans fell an additional 10% in the current quarter. Trends in our criticized loans typically are leading indicators for the activity in our nonperforming loan portfolio. In recent years, this has held true as our criticized loans have steadily declined and the additions to nonperforming loans have slowed considerably."

Total Assets Exceed $2 Billion

During the second quarter of 2012, the Company's total assets increased $50.4 million, or 3%, to a total of $2.04 billion. This marks the first quarter end in the Company's history that it has exceeded $2.0 billion in total assets. In light of continued weak loan/lease demand, the Company continued to grow its securities portfolio with an increase of $22.4 million, or 4%. The Company's liquid assets (cash, interest-bearing deposits, and federal funds sold) grew $18.9 million, or 30%. Loans/leases grew slightly. This asset growth was funded primarily by federal funds purchased and continued growth of core deposits.

"Although the net loan/lease growth during the second quarter was modest, this marks the fifth consecutive quarter of net loan/lease growth," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "Growth in leases and residential real estate loans outpaced modest declines in our commercial loan portfolio. Our commercial line utilization continues to be at historic lows. And, we are still experiencing higher than average paydowns as the credit appetite for our commercial customers has yet to fully return to pre-recession levels. We continue to place a strong emphasis on growing commercial loans without sacrificing our high standards for quality."

Partial Redemption of SBLF Capital

On June 29, 2012, the Company redeemed $10.2 million of the $40.1 million in preferred stock the Company had previously issued to the United States Department of the Treasury under the Small Business Lending Fund ("SBLF"). Assuming a 5% dividend rate, the redemption will result in a reduction in SBLF preferred dividends of $511 thousand annually, thereby increasing diluted earnings per share by approximately $0.11 on an annual basis. The Company originally received this preferred capital in September of 2011 and only 43% of all banks that made application for SBLF capital received approval for participation in the SBLF Program.

Subsequent to the partial redemption, the Company and its subsidiary banks continue to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies.

"This initial partial redemption of the SBLF preferred capital is a significant step in our previously stated long-term capital plan," stated Mr. Gipple. "Our plan is to increase our tangible common equity through improved earnings and the future conversion of our Series E Preferred Stock to common equity, while self-generating the excess capital required to fully redeem the SBLF capital in future years without the need for a dilutive common equity raise."

"With a slight decline in overall commercial lending in the second quarter, our qualified small business lending remains short of the baseline; therefore the dividend rate on the remaining SBLF preferred stock remains at 5%," added Mr. Gipple. "Despite the net deficit position and the partial redemption, we are fully committed to continue to support the small businesses in our communities. By leveraging our experienced small business bankers, including our significant participation in the SBA and USDA lending programs, our focus on small business lending remains at the forefront of our relationship-based business model."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.16 billion at June 30, 2012, which was an increase of $44.5 million, or 4% from December 31, 2011. Loans/leases increased $19.1 million, or 3%, in the first half of 2012. The bank's securities portfolio grew $31.1 million, or 8%, to $405.7 million as the bank invested excess liquidity and decreased its liquid assets (cash and due from banks, federal funds sold, and interest-bearing deposits) by a combined $12.5 million. The bank continues to expand its deposit portfolio as total deposits grew $81.0 million, or 13%, during the first half of 2012. Specifically, the bank continues to have success growing its noninterest-bearing deposit portfolio, which represents 41% of total deposits at June 30, 2012. More than half of the bank's noninterest-bearing deposit portfolio is correspondent bank deposits. Offsetting this increase, the bank's federal funds purchased declined by $36.0 million. Over the end of the year, select correspondent bank deposits experienced short-term declines which led to a temporarily elevated federal funds purchased position at year end. The bank realized net income of $5.4 million for the six months ended June 30, 2012, which is an increase of $1.1 million, or 25%, from net income of $4.3 million for the same period of 2011.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $5.7 million, or 6%, during the first half of 2012. With this growth, m2 eclipsed $100 million in leases for the first time in its history. Further, m2 realized pre-tax net income of $1.8 million for the six months ended June 30, 2012, which is an increase of $805 thousand, or 83%, from pre-tax net income of $967 thousand for the same period of 2011.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $581.1 million at June 30, 2012, which was an increase of $21.0 million, or 4%, from December 31, 2011. During the first half of 2012, loans declined slightly as loan demand remained weak; however, loans did grow $4.3 million, or 1%, during the second quarter. The majority of the asset growth was in the securities portfolio as the bank's portfolio grew $27.3 million, or 18%, during the first half of 2012.  The net growth was funded by deposits as total deposits grew $24.2 million, or 7%. The bank realized net income of $2.7 million for the six months ended June 30, 2012, which is a slight increase over the same period of 2011.

  Rockford Bank & Trust, which opened in 2005, had total assets of $301.2 million at June 30, 2012, which was an increase of $6.8 million, or 2%, from December 31, 2011. During the first half of 2012, loans declined $4.8 million, or 2%. With loan demand soft, the bank grew its securities portfolio by $15.1 million, or 40%, to $53.0 million. The majority of this net earning asset growth was funded by deposits, which grew $2.5 million, or 1%, as well as an increase in the bank's federal funds purchased position. The bank realized net income of $662 thousand for the six months ended June 30, 2012, which is an increase of $339 thousand, or more than double the net income of $323 thousand for the same period of 2011.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	As of
	June 30,		March 31,		December 31,		June 30,
	2012		2012		2011		2011

	(dollars in thousands, except share data)

CONDENSED BALANCE SHEET	Amount	%	Amount	%	Amount	%	Amount	%
Cash, federal funds sold, and interest-bearing deposits	$ 83,717	4%	$ 64,728	3%	$ 100,673	5%	$ 80,374	4%
Securities	638,838	31%	616,391	31%	565,229	29%	513,905	27%
Net loans/leases	1,194,579	58%	1,192,723	60%	1,181,956	60%	1,164,091	62%
Other assets	126,292	7%	119,156	6%	118,752	6%	120,118	7%
Total assets	$ 2,043,426	100%	$ 1,992,998	100%	$ 1,966,610	100%	$ 1,878,488	100%

Total deposits	$ 1,315,470	64%	$ 1,296,749	65%	$ 1,205,458	61%	$ 1,214,314	65%
Total borrowings	563,470	28%	525,970	26%	590,603	30%	504,146	27%
Other liabilities	25,164	1%	24,512	1%	26,116	1%	22,703	1%
Total stockholders' equity	139,322	7%	145,767	8%	144,433	8%	137,325	7%
Total liabilities and stockholders' equity	$ 2,043,426	100%	$ 1,992,998	100%	$ 1,966,610	100%	$ 1,878,488	100%

SELECTED INFORMATION FOR COMMON STOCKHOLDERS' EQUITY
Common stockholders' equity *	$ 86,158		$ 82,381		$ 81,047		$ 73,025
Common shares outstanding	4,847,061		4,823,426		4,758,189		4,734,259
Book value per common share **	$ 17.28		$ 16.62		$ 16.60		$ 15.03
Tangible book value per common share **	$ 16.60		$ 15.94		$ 15.92		$ 14.34
Closing stock price	$ 13.10		$ 12.20		$ 9.10		$ 8.92
Market capitalization	$ 63,496		$ 58,846		$ 43,300		$ 42,230
Market price / book value	75.82%		73.41%		54.81%		59.33%
Market price / tangible book value	78.89%		76.52%		57.18%		62.19%
Tangible common equity *** / total tangible assets	3.94%		3.86%		3.85%		3.62%

REGULATORY CAPITAL RATIOS:
Total risk-based capital ratio	13.00%	****	13.87%		13.84%		13.87%
Tier 1 risk-based capital ratio	11.40%	****	12.27%		12.24%		12.28%
Tier 1 leverage capital ratio	8.20%	****	8.60%		8.70%		8.80%

* Includes noncontrolling interests and accumulated other comprehensive income
**Includes accumulated other comprehensive income and excludes noncontrolling interests
***Tangible common equity is defined as total common stockholders' equity excluding equity of noncontrolling interests and excluding goodwill and other intangibles.
This ratio is a non-GAAP financial measure.
****Subject to change upon final calculation for regulatory filings due after earnings release

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	As of
	June 30,		March 31,		December 31,		June 30,
	2012		2012		2011		2011

	(dollars in thousands)

ANALYSIS OF LOAN DATA	Amount	%	Amount	%	Amount	%	Amount	%
Nonaccrual loans/leases	$ 16,247	45%	$ 19,013	49%	$ 18,995	47%	$ 23,295	62%
Accruing loans/leases past due 90 days or more	1,152	3%	721	2%	1,111	3%	358	1%
Troubled debt restructures - accruing	9,897	27%	10,868	28%	11,904	29%	3,592	9%
Other real estate owned	9,136	25%	8,172	21%	8,386	21%	10,430	27%
Other repossessed assets	25	0%	125	0%	109	0%	194	1%
Total nonperforming assets	$ 36,457	100%	$ 38,899	100%	$ 40,505	100%	$ 37,869	100%

Net charge-offs (calendar year-to-date)	$ 1,894		$ 563		$ 8,192		$ 3,302

Loan/lease mix:
Commercial and industrial loans	$ 350,780	29%	$ 352,749	29%	$ 350,794	29%	$ 368,565	31%
Commercial real estate loans	576,287	47%	580,946	48%	577,804	48%	559,777	47%
Direct financing leases	98,568	8%	96,314	8%	93,212	8%	85,564	7%
Residential real estate loans	107,450	9%	103,528	9%	98,107	8%	86,059	8%
Installment and other consumer loans	77,417	7%	75,546	6%	78,223	7%	81,858	7%
Deferred loan/lease origination costs, net of fees	2,802	0%	2,647	0%	2,605	0%	2,071	0%
Total loans/leases	$ 1,213,304	100%	$ 1,211,730	100%	$ 1,200,745	100%	$ 1,183,894	100%
Less allowance for estimated losses on loans/leases	18,725		19,007		18,789		19,803
Net loans/leases	$ 1,194,579		$ 1,192,723		$ 1,181,956		$ 1,164,091

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 389,600	61%	$ 432,169	70%	$ 428,955	76%	$ 403,766	79%
Residential mortgage-backed and related securities	165,827	26%	128,533	21%	108,854	19%	82,038	16%
Municipal securities	81,072	13%	53,813	9%	25,689	5%	26,200	5%
Other securities, including held-to-maturity	2,339	0%	1,876	0%	1,731	0%	1,901	0%
Total securities	$ 638,838	100%	$ 616,391	100%	$ 565,229	100%	$ 513,905	100%

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing demand deposits	$ 390,762	30%	$ 385,806	30%	$ 357,184	30%	$ 297,197	24%
Interest-bearing demand deposits	555,804	42%	561,048	43%	510,788	42%	538,869	44%
Time deposits	316,445	24%	297,737	23%	292,575	24%	322,466	27%
Brokered time deposits	52,459	4%	52,157	4%	44,911	4%	55,782	5%
Total deposits	$ 1,315,470	100%	$ 1,296,748	100%	$ 1,205,458	100%	$ 1,214,314	100%

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 203,750	37%	$ 203,750	39%	$ 204,750	35%	$ 204,750	41%
Wholesale structured repurchase agreements	130,000	23%	130,000	25%	130,000	22%	135,000	27%
Customer repurchase agreements	105,249	19%	107,910	20%	110,236	19%	93,065	18%
Federal funds purchased	80,150	14%	41,990	8%	103,300	17%	29,330	6%
Junior subordinated debentures	36,085	6%	36,085	7%	36,085	6%	36,085	7%
Other	8,236	1%	6,235	1%	6,232	1%	5,916	1%
Total borrowings	$ 563,470	100%	$ 525,970	100%	$ 590,603	100%	$ 504,146	100%

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended						For the Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2012		2012		2011		2012		2011

	(dollars in thousands, except per share data)

CONDENSED INCOME STATEMENT
Interest income	$ 19,534		$ 19,373		$ 19,862		$ 38,908		$ 38,513
Interest expense	5,019		5,170		5,911		10,189		12,353
Net interest income	14,515		14,203		13,951		28,719		26,160
Provision for loan/lease losses	1,048		780		1,672		1,829		2,740
Net interest income after provision for loan/lease losses	13,467		13,423		12,279		26,890		23,420
Noninterest income	4,067		3,957		4,173		8,024		9,230
Noninterest expense	13,109		12,738		12,556		25,847		25,568
Net income before taxes	4,425		4,642		3,896		9,067		7,082
Income tax expense	1,152		1,239		1,123		2,391		2,078
Net income	$ 3,273		$ 3,403		$ 2,773		$ 6,676		$ 5,004
Less: Net income attributable to noncontrolling interests	201		166		98		367		204
Net income attributable to QCR Holdings, Inc.	$ 3,072		$ 3,237		$ 2,675		$ 6,309		$ 4,800

Less: Preferred stock dividends	936		939		1,036		1,874		2,068
Net income attributable to QCR Holdings, Inc. common stockholders	$ 2,136		$ 2,298		$ 1,639		$ 4,435		$ 2,732

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.44		$ 0.48		$ 0.34		$ 0.92		$ 0.57
Diluted	$ 0.44		$ 0.48		$ 0.34		$ 0.91		$ 0.57

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 1.28		$ 1.18		$ 0.90

Weighted average common shares outstanding	4,835,773		4,800,407		4,847,740		4,818,090		4,759,728
Weighted average common and common equivalent shares outstanding	4,901,853		4,833,399		4,873,978		4,867,628		4,778,848

AVERAGE BALANCES
Assets	$ 2,005,624		$ 2,004,742		$ 1,882,252		$ 2,005,183		$ 1,887,053
Loans/leases	$ 1,211,595		$ 1,198,047		$ 1,204,865		$ 1,204,821		$ 1,189,390
Deposits	$ 1,278,478		$ 1,277,057		$ 1,170,682		$ 1,277,041		$ 1,161,839
Total stockholders' equity	$ 143,941		$ 143,823		$ 134,543		$ 143,882		$ 132,920
Common stockholders' equity	$ 84,270		$ 81,714		$ 71,827		$ 83,603		$ 71,691

KEY PERFORMANCE RATIOS
Return on average assets (annualized)	0.61%		0.65%		0.57%		0.63%		0.51%
Return on average common equity (annualized) **	10.14%		11.25%		9.13%		10.61%		7.62%
Price earnings ratio LTM *	10.23	x	10.34	x	9.91	x	10.23	x	9.91	x
Net interest margin (TEY)	3.16%		3.09%		3.21%		3.13%		2.99%
Nonperforming assets / total assets	1.78%		1.95%		2.02%		1.78%		2.02%
Net charge-offs / average loans/leases	0.11%		0.05%		0.22%		0.16%		0.28%
Allowance / total loans/leases	1.54%		1.57%		1.67%		1.54%		1.67%
Efficiency ratio	70.55%		70.14%		69.28%		70.35%		72.25%
Full-time equivalent employees ***	359		349		352		359		352

* LTM: Last twelve months
**	The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"
***	During the second quarter of 2012, the Company added 7 summer interns. These positions have defined terms that are typically less than 6 months.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN

	For the Quarter Ended
	June 30, 2012			March 31, 2012			June 30, 2011
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost

	(dollars in thousands)

Securities *	$ 615,089	$ 3,569	2.33%	$ 576,530	$ 3,391	2.37%	$ 503,583	$ 3,209	2.55%
Loans	1,211,595	15,973	5.30%	1,198,047	15,971	5.36%	1,170,682	16,516	5.64%
Other	51,760	257	2.00%	99,647	201	0.81%	80,383	265	1.32%
Total earning assets	$ 1,878,444	$ 19,799	4.24%	$ 1,874,224	$ 19,563	4.20%	$ 1,754,648	$ 19,990	4.56%

Deposits	$ 887,003	$ 1,630	0.74%	$ 887,036	$ 1,716	0.78%	$ 903,710	$ 2,322	1.03%
Borrowings	557,874	3,389	2.44%	557,101	3,454	2.49%	518,713	3,589	2.77%
Total interest-bearing liabilities	$ 1,444,877	5,019	1.40%	$ 1,444,137	5,170	1.44%	$ 1,422,423	5,911	1.66%

Net interest income / spread		$ 14,780	2.84%		$ 14,393	2.76%		$ 14,079	2.90%
Net interest margin			3.16%			3.09%			3.21%

	For the Six Months Ended
	June 30, 2012			June 30, 2011
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost

	(dollars in thousands)

Securities *	$ 595,810	$ 6,959	2.35%	$ 475,467	$ 5,903	2.48%
Loans	1,204,821	31,944	5.33%	1,161,839	32,251	5.55%
Other	75,704	459	1.22%	128,227	605	0.94%
Total earning assets	$ 1,876,335	$ 39,362	4.22%	$ 1,765,533	$ 38,759	4.39%

Deposits	$ 887,020	$ 3,345	0.76%	$ 892,170	$ 4,747	1.06%
Borrowings	557,488	6,844	2.47%	536,910	7,606	2.83%
Total interest-bearing liabilities	$ 1,444,508	10,189	1.42%	$ 1,429,080	12,353	1.73%

Net interest income / spread		$ 29,173	2.80%		$ 26,406	2.66%
Net interest margin			3.13%			2.99%

* Includes nontaxable securities. Interest earned and yields on nontaxable securities are determined on a tax equivalent basis using 34% tax rate for each period presented.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended			For the Six Months Ended
ANALYSIS OF NONINTEREST INCOME	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

	(dollars in thousands)

Trust department fees	$ 852	$ 884	$ 895	$ 1,736	$ 1,846
Investment advisory and management fees	679	521	550	1,201	1,081
Deposit service fees	733	814	857	1,637	1,730
Gain on sales of loans, net	882	399	755	1,281	1,515
Securities gains	105	--	149	105	1,029
Losses on sales of other real estate owned, net	(389)	(189)	(108)	(579)	(133)
Earnings on cash surrender value of life insurance	359	438	357	797	701
Credit card fees, net of processing costs	142	127	77	269	218
Other	704	963	641	1,577	1,243
Total noninterest income	$ 4,067	$ 3,957	$ 4,173	$ 8,024	$ 9,230

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 8,256	$ 8,125	$ 7,356	$ 16,381	$ 14,830
Occupancy and equipment expense	1,365	1,352	1,368	2,717	2,657
Professional and data processing fees	1,127	1,150	1,137	2,277	2,262
FDIC and other insurance	576	581	688	1,157	1,571
Loan/lease expense	263	219	656	482	932
Advertising and marketing	344	276	334	620	558
Postage and telephone	237	288	232	525	462
Stationery and supplies	135	143	124	278	259
Bank service charges	199	200	177	399	338
Prepayment fees on Federal Home Loan Bank advances	--	--	--	--	832
Other-than-temporary-impairment losses on securities	62	--	119	62	119
Other	545	404	365	949	748
Total noninterest expense	$ 13,109	$ 12,738	$ 12,556	$ 25,847	$ 25,568
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745